Filed pursuant to Rule 424(b)(2)

Registration No. 333-203994

Current Interest Rates

This is Prospectus Supplement No. 1 to the Prospectus dated November 12, 2015

Current Interest Rates for Renewable Unsecured Subordinated Notes

Offered by Aspirity Holdings LLC

Interest Rates Effective November 12, 2015

PORTFOLIO	$1,000	$2,000	$5,000	$10,000	$25,000	$50,000	$75,000	$100,000
AMOUNT (1)	to	to	to	to	to	to	to	or
	$1,999	$4,999	$9,999	$24,999	$49,999	$74,999	$99,999	More
NOTE TERM	Annual %	Annual %	Annual %	Annual %	Annual %	Annual %	Annual %	Annual %
3 Month	7.00	7.00	7.00	7.00	7.50	8.00	8.50	9.00
6 Month	8.00	8.00	8.00	8.00	8.50	9.00	9.50	10.00
1 Year	9.00	11.00	12.00	13.00	14.00	14.25	14.50	14.75
2 Year	10.00	12.00	13.00	14.00	15.00	15.25	15.50	15.75
3 Year	11.00	12.00	13.00	14.00	15.00	15.25	15.50	16.00
4 Year	12.00	13.00	14.00	15.00	16.00	16.25	16.50	17.00
5 Year	13.00	13.00	13.00	13.00	13.50	14.00	14.50	15.00
10 Year	14.00	14.00	14.00	14.00	14.50	15.00	15.50	16.00
Interest compounds daily at the annual interest rate.

(1)     We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Aspirity Holdings LLC (including those issued by Aspirity Holdings LLC under its former name, Twin Cities Power Holdings, LLC) that are currently owned by you and your immediate family members. Immediate family members include your parents, children, siblings, grandparents and grandchildren. Members of a sibling's family are also considered immediate family members if the sibling is also a note holder.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New York, South Dakota, Texas, Utah, Vermont, and Wisconsin. Registration of the notes is also pending in the states of Pennsylvania, New Jersey, and New Mexico, and if approved, we will also then offer notes in those states. No offer is made by this prospectus supplement to residents of any other state. See the section of the prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The description in this Prospectus Supplement No. 1 of the terms of the notes adds to the description of the general terms and provisions of the notes in the Prospectus dated November 12, 2015 (collectively, the “Prospectus”). Investors should rely on the description of the notes in this Prospectus Supplement No. 1 if it is inconsistent with the description in the Prospectus.

www.aspirityholdings.com / 888-955-3385

The date of this Prospectus Supplement No. 1 is November 12, 2015.